Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].

CO-PROMOTION AGREEMENT

THIS CO-PROMOTION AGREEMENT (the “Agreement”) is dated this 5th day of January, 2024, but effective as of January 1, 2024 (the “Effective “Date”) by and between Heron Therapeutics, Inc., a Delaware corporation (hereinafter called “Heron”) and Crosslink Network, LLC, a Georgia limited liability company (hereinafter called “Co-Promoter”) (Heron and Co-Promoter sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH:

WHEREAS, the Parties hereto desire to enter into this Agreement upon the terms hereinafter set forth so as to promote the sale of ZYNRELEF® (bupivacaine and meloxicam) extended-release solution (the “Product”) for all of the Product’s current and future FDA approved indications involving surgical procedures performed within the Territory (as hereinafter defined). For purposes hereof, the term “Product” includes all subsequent FDA approved enhancements or improvements made by Heron to the Product including without limitation enhancements and improvements to the method of dosing or delivery of the Product (e.g., Heron’s proposed pre-filled syringe delivery mechanism).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.
APPOINTMENT OF CO-PROMOTER

For the Term (as hereinafter defined) of this Agreement, Heron appoints Co-Promoter as its exclusive co-promoter (with the exception of sales personnel directly employed by Heron and with respect to geographic regions where Co-Promoter has not granted rights or intends to grant rights prior to the first anniversary of this Agreement to any of its affiliated Sub-Promoters referenced in Section 2.02 below) for the sale of the Product within the United States (the “Territory”) for all of the Product’s current and future FDA approved indications and Co-Promoter hereby accepts this appointment, all subject to the terms and conditions of this Agreement.

2.
CO-PROMOTER’S RESPONSIBILITIES
2.01
Co-Promoter agrees to act, through itself and its Sub-Promoters (as defined in Section 2.02 below), as the exclusive promoter of the Product within the Territory; to diligently pursue a sales program to promote and sell the Product; and to develop and increase the demand for the Product. Co-Promoter also agrees to (a) meet with Heron to jointly prepare a quarterly business and promotion plan at least [***] prior to start of each calendar quarter period commencing on April 1, 2024, (b) provide periodic information updates on market conditions and trends relating to the Product and forecasts on potential business opportunities, (c) participate with Heron in trade shows in the Territory, and (d) provide for transmission of sales bulletins, advertising literature and other information (as provided by Heron) to actual or potential customers of Heron. Such responsibilities shall be accomplished through prompt and efficient customer and potential customer services, the provision of adequate and timely sales effort, and the maintenance of a close working relationship with Heron’s management.
2.02
Co-Promoter shall be permitted to engage the services of independent contractors (“Sub-Promoters”) to promote the sale of the Product with respect to portions of the Territory, but only after each such Sub-Promoter has been presented to Heron for review and approval, which approval shall not be unreasonably withheld. In facilitating Heron’s review of any potential Sub-Promoter, Co-Promoter shall provide Heron with the proposed form of contract between Co-Promoter and Sub-Promoter containing, among other things, all material economic terms between Co-Promoter and the potential Sub-Promoter. Unless Co-Promoter and Heron agree otherwise in writing, Co-Promoter shall remain exclusively responsible for the servicing of all Sub-Promoter accounts and for all of the actions of each such Sub-Promoter; provided, however, notwithstanding any provision in this Agreement to the contrary, Co-Promoter may cure any potential breach of this Agreement resulting directly from the actions of a Sub-Promoter by either terminating its agreement with such Sub-Promoter within [***] of receiving notice of such breach from Heron or taking such other action with such Sub-Promoter as is acceptable to Heron to avoid breach or termination of this Agreement. Co-Promoter shall remain exclusively responsible for compensating any such Sub-Promoter. Although Heron shall have to right at any time during the Term to engage non-employed personnel to promote the Products with respect to geographic regions within the Territory that are not covered by Co-Promoter and/or any of its Sub-Promoters, Heron shall only be permitted to do so within [***] following the Effective Date in the manner provided in Section 1 above, and with respect to any such engagement desired by Heron following the first anniversary of the Effective Date, only after Heron has provided at least [***] advance written notice to Co-Promoter of the territory to be covered by such engagement to ensure that such engagement does not conflict with any pre-existing agreements between Co-Promoter and/or any of its Sub-Promoters or interfere with any then ongoing discussions between Co-Promoter and any prospective Sub-Promoter(s) relating to the grant of rights to promote the Products with respect to any portion of such territory to be covered by such engagement.
2.03
Co-Promoter shall be responsible for all aspects of the management of any sales representatives retained by Co-Promoter, including, without limitation, all matters relating to the recruiting, hiring, supervising, training (except as otherwise provided herein), equipping/outfitting (including vehicle leasing, laptops, sample bags and similar equipment), reimbursement for expenses and compensating (including compensation, incentives, benefits, supplies, discretionary spending funds, equipment, travel, food and lodging) such sales representatives. All employees and agents of Co-Promoter are its sole employees and agents and nothing contained herein shall be construed to make them the employees or agents of Heron. Notwithstanding the designation of “Co-Promoter”, it is understood that Co-Promoter is an independent contractor and not an employee or agent of Heron and that nothing herein contained shall be deemed to constitute the Parties as partners or joint venturers and that there are no rights conferred upon Co-Promoter by this Agreement to contract for, or on behalf of, or otherwise obligate Heron, in any manner.
2.04
Co-Promoter will and shall require any Sub-Promoter to maintain complete and accurate records of all activities carried out by Co-Promoter or Sub-Promoter, as the case may be, and each of their respective employees and representatives relating to the performance of Co-Promoter’s services hereunder for the duration of Term and for three (3) years thereafter. Heron shall have the right to audit such records upon reasonable notice to Co-Promoter. Co-Promoter shall, and shall cause its employees, agents and representatives and any Sub-Promotors to, comply, in all material respects, with all applicable laws, rules and regulations in connection with the promotion of the Product in the Territory. Without limiting the generality of the foregoing, Co-Promoter shall in the course of its promotion of the Product and performance of its obligations hereunder, (a) limit claims of efficacy and safety for the Product to those which are consistent with Heron’s then approved promotional materials for the Product or as otherwise approved by Heron, in each case, consistent with any legal requirements, including FDA approved Product labeling, and (b) not delete or modify claims of efficacy and safety in the promotion of the Product so that they are different in any way from those which are contained in Heron’s then approved promotional materials for the Product and the FDA approved Product labeling, or make any changes in promotional materials and literature provided by Heron. In addition, without limiting the generality of the foregoing, Co-Promoter shall, and shall cause its employees, agents and representatives and any Sub-Promoters to, in promoting the Product hereunder, comply in all material respects with (x) the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”), (y) the American Medical Association Gifts to Physicians From Industry Guidelines and (z) Section 1128B(b) of the Social Security Act.
2.05
Neither Co-Promoter nor any Sub-Promoter or any of their employees, agents or representatives will make any false or misleading representations to customers or others regarding Heron or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable current FDA approved labeling, package insert or other documentation accompanying or describing the Product, including Heron’s (or any applicable third party’s) standard limited warranty and disclaimers, and that has been provided to Co-Promoter by Heron. Co-Promoter shall not enlarge, modify or amend Heron’s guarantees, warranties, prices or other conditions of sales, shall have no authority to do so, and shall not hold itself out as having authority to do so. All correspondence and negotiations pertaining to any sale or prospective sale of the Product shall be conducted by Co-Promoter to clearly indicate that the Product is that of Heron.
2.06
Information concerning any complaints, medical inquiries and/or drug information requests from consumers, physicians or other third parties received by Co-Promoter regarding the Product in the Territory shall be forwarded to Heron within twenty-four (24) hours of Co-Promoter’s receipt of the request and in accordance with Heron’s policies and procedures as in effect and provided to Co-Promoter from time to time and applicable laws, rules and regulations. As between Heron and Co-Promoter, Heron shall respond to all medical inquiries received from Co-Promoter in the manner Heron deems appropriate. Heron shall have sole responsibility for responding to any medical issues relating to the Product. The necessary contact information and procedures will be provided by Heron.
2.07
Co-Promoter shall promptly notify Heron upon being contacted by the FDA or any other governmental authority applicable to, or having authority over, the Product or services provided hereunder (each, a “Governmental Authority”) in the Territory for any regulatory purpose pertaining to this Agreement or to the Product. Co-Promoter shall not respond to the FDA or such other Governmental Authority before consulting with Heron, unless under the circumstances pursuant to which FDA or such other Governmental Authority contacts Co-Promoter, it is not practical or lawful for Co-Promoter to give Heron advance notice, in which event Co-Promoter shall inform Heron of such contact as soon as practical and lawful.
2.08
Co-Promoter shall advise Heron within twenty-four (24) hours of any complaint, adverse reaction, injury or death in the Territory including name, contact information, product and lot number (if available) resulting from the use of any Product of which it becomes aware at [***]. Co-Promoter shall within five (5) days thereafter provide Heron with a report stating the full facts known to it and cooperate fully with Heron in its investigation of the facts.
2.09
Co-Promoter (through itself and its Sub-Promoters) shall carry on such activities within the Territory and maintain such offices and other facilities as are reasonably necessary and appropriate for the promotion and sale of the Product in the Territory, including making its representatives, employees, management and other personnel performing services hereunder available during normal business hours.
2.10
Co-Promoter shall exercise commercially reasonable efforts to enable Heron to realize at least [***] annual growth in Total Units Sold (as defined in Section 8.03(i) below) during any Measurement Period (as defined in Section 8.03(i) below).
2.11
Co-Promoter shall be responsible for obtaining inquiries and/or requests for orders from customers and potential customers of Heron and turning them into Heron. Inquiries and/or requests for orders will be processed by Heron and filled using Heron’s established distribution system.
2.12
Co-Promoter shall indemnify, defend and hold harmless Heron, its directors, officers, employees, and agents, and its and their successors and assigns (collectively the “Heron Indemnitee(s)”) from and against all third party claims, losses, costs, expenses and liabilities (including, without limitation, payment of reasonable attorneys' fees and other reasonable expenses of litigation or dispute resolution), and shall pay any damages (including settlement amounts) finally awarded, with respect to claims, suits or proceedings brought by third parties against a Heron Indemnitee, arising out of or relating to (a) a breach by Co-Promoter (or any Co-Promoter Indemnitee as defined in Section 3.03) of this Agreement or applicable law, (b) the negligence, willful misconduct or fraud of or by Co-Promoter except, in each case to the extent caused by the negligence, willful misconduct or fraud of or by a Heron Indemnitee or (c) damage to property, or injury to, or death of persons, occasioned by, or in connection with, the acts or omissions, of Co-Promoter, or its agents, employees, or Sub-Promoters.
2.13
Co-Promoter shall maintain Commercial General Liability insurance (excluding Products and Completed Operations insurance) in an amount not less than [***] per occurrence and [***] annual aggregate coverage, Automobile Liability of not less than [***] Combined Single Limit, Worker’s Compensation insurance as required by applicable statute including Employer’s Liability with limits no less than [***] by bodily injury by accident/each accident; [***] by bodily injury by disease/policy limit; [***] by bodily injury by disease/policy/each employee. The Parties acknowledge and agree that neither Party’s liability is limited hereunder by the amount of insurance coverage a Party is required to carry.
2.14
Co-Promoter will comply in all material respects with all policies and procedures of Heron as provided by Heron to Co-Promoter in writing from time to time.
2.15
Co-Promoter will be responsible for providing all required information for Heron to completely and accurately prepare all schedules and documentation required under the Physician Payment Sunshine Act (“PPSA”). Any failure to comply with the requirements of the PPSA by Co-Promoter, in which Heron is fined for failure to properly report, will be the responsibility of Co-Promoter and Heron will require full reimbursement for any and all fines and costs.
2.16
Co-Promoter shall, and shall cause its employees, sales representatives and each of the Sub-Promoters and their employees and sales representatives to, participate in, and conduct their operations in accordance with, a training program that (a) is consistent with industry standards and regulatory requirements, (b) includes requirements for initial training and subsequent trainings as reasonably necessary (for example, training on any subsequent product enhancements) and (c) is mutually agreed to by the Parties within [***] following the execution of this Agreement.
2.17
Except as otherwise expressly provided in this Agreement, Co-Promoter shall bear all the costs and expenses incurred in performing any and all of its responsibilities in this Article 2; provided, however, promotional materials or reprints of publications with be provided to Co-Promoter at no cost.
2.18
Co-Promoter agrees that (i) within [***] from the Effective Date that a minimum of [***] sales representatives will be promoting the Product (either directly by Co-Promoter or through any Sub-Promoter) within the Territory and (ii) within [***] from the Effective Date and continuing thereafter throughout the Term of this Agreement that a minimum of [***] sales representatives will be promoting the Product (either directly by Co-Promoter or through any Sub-Promoter) within the Territory. An active roster of such sales representatives, including, without limitation, current territory responsibility (e.g., territories assigned by geographic region such as zip code or county, or by surgical facility list or by physician list), will be provided to Heron on a quarterly basis and more frequently upon request by Heron. For purposes of this Agreement, the Parties acknowledge and agree that the term “sales representatives” shall include sales associates, clinical sales specialists, sales representatives, sales managers and any other similarly situated individuals engaged in the promotion of the Product to customers and/or users of the Product.
3.
HERON’S RESPONSIBILITIES
3.01
Heron shall provide (solely at Heron’s expense) training to all of Co-Promoter’s (and each Sub-Promoter’s) sales personnel involved in the promotion and sale of the Product during the Term of this Agreement in accordance with the program agreed to by the Parties pursuant to Section 2.16 above. In addition, Heron will furnish to Co-Promoter (and each Sub-Promoter) subject to Section 2.17 above, such other information which Co-Promoter (or any Sub-Promoter) may reasonably need for promotion and sale of the Product. Full completion of the training program agreed to by the Parties pursuant to Section 2.16 above must occur prior to any representative of Co-Promoter, or any Sub-Promoter, engaging in sales related activities for Heron. Heron will not compensate Co-Promoter or any Sub-Promoter for completing the required training. A general description of such training program agreed to by the Parties pursuant to Section 2.16 above is hereinafter set forth in Exhibit C attached hereto and may be amended in writing by the Parties as needed to continue to align with the requirements set forth in 2.16(a) and (b) above.
3.02
Nothing contained herein shall be deemed to prevent Heron from employing or utilizing, at its own expense, its own personnel for the purpose of advertising and promoting the sale of Product in the Territory.
3.03
Heron shall indemnify, defend and hold harmless Co-Promoter and each Sub-Promoter, and each of their respective owners, directors, managers, officers, employees, agents and successors and assigns (collectively, the “Co-Promoter Indemnitee(s)”) from and against all third party claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other reasonable expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded, with respect to claims, suits or proceedings brought by third parties against a Co-Promoter Indemnitee, arising out of or relating to (a) a material breach by Heron or its employees, agents or representatives of its obligations under this Agreement, (b) the negligence or willful misconduct of Heron, except, in each case, to the extent caused by the negligence or willful misconduct of a Co-Promoter Indemnitee, (c) personal injury or death resulting from the use of the Product, (d) defects alleged by third parties in the design, manufacture or composition of the Product, (e) breaches of warranty alleged by third parties with respect to the Product (except with respect to any warranties made by Co-Promoter or its Sub-Promoters in violation of this Agreement), (f) infringement alleged by third parties of patents, copyrights, trademarks, or other intellectual property rights through the use of the Product (except to the extent arising from Co-Promoter's use of materials not approved by Heron) or (g) recalls of the Product.

3.04
During the Term of this Agreement, Heron shall carry and continue in force a policy of product liability insurance for the Product promoted hereunder by Co-Promoter (including, without limitation, its Sub-Promoters) with limits of not less than [***] per occurrence and [***] aggregate. Such policy shall include Co-Promoter (including, without limitation, its Sub-Promoters) as an additional insured, and Heron shall provide Co-Promoter with proof of insurance, in the form of a certificate of insurance, within [***] of the Effective Date of this Agreement. Heron shall provide Co-Promoter with notice of any cancellation of such policy of insurance. The Parties acknowledge and agree that neither Party’s liability is limited hereunder by the amount of insurance coverage a Party is required to carry.
4.
COMPENSATION
4.01
Heron shall pay to Co-Promoter as its entire compensation (other than [***]) the compensation set forth and described in Exhibit A and Exhibit B attached hereto.
4.02
With respect to the base compensation to be paid by Heron to Co-Promoter as described in Exhibit A attached hereto, Heron shall provide Co-Promoter with 867 data reflecting sales of all units of the Product in the Territory with respect to each calendar month during the Term of this Agreement on or before the first day of the calendar month that is two calendar months later (for example, for the calendar month of July, Heron would provide such data and the ACH transfer referenced below on or before September 1 of the same year), which data shall include a break-down of all sales of units of both the 200mg and 400mg configurations of the Product by surgical facility and which data shall be accompanied by a contemporaneous ACH transfer to the checking account provided by Co-Promoter to Heron of the base compensation payment applicable for such calendar month as calculated pursuant to Exhibit A. In the event a dispute arises between the Parties regarding any amount owed by Heron to Co-Promoter pursuant to Section 4.01, Co-Promoter shall have the right, once every [***] and within [***] following any termination of this Agreement, and upon advance written notice to Heron, to inspect and audit Heron’s accounting, financial and other records relating to the sale of the Products for use within the Territory in order to verify the proper calculation of the base compensation payable to Co-Promoter pursuant to Exhibit A; provided, however, that any such inspection and audit shall (a) take place at a mutually agreeable time and place, (b) not unreasonably interfere with Heron’s normal business operations, (c) be subject in all respects to the confidentiality and non-use provisions set forth in Article 6 of this Agreement and (d) be at Co-Promoter’s sole cost and expense; provided, however, that if any such audit or inspection reveals that Heron has underpaid Co-Promoter by [***] or more, then Heron shall bear Co-Promoter’s reasonable costs of such audit and inspection (excluding overhead costs).
4.03
All taxes, including, without limitation, income tax, self-employment tax, gross receipts tax and foreign withholding tax, shall be the sole responsibility of Co-Promoter.
4.04
[Intentionally Omitted.]

4.05
Co-Promoter shall maintain complete and accurate books and records of all services performed in a professional manner and as required by applicable laws, rules or regulations so as to permit Heron to review such records in accordance with this Section without disclosing to Heron any third party confidential or proprietary information. During the Term (as defined below) of this Agreement and for three (3) years following its expiration or earlier termination, Heron shall have the right, at its own expense, to audit such books and records, as well as Co-Promoter’s facilities, during normal business hours for the purpose of verifying Co-Promoter’s compliance with this Agreement (including compliance with all applicable regulations). Upon request by Heron, Co-Promoter will provide Heron a copy of all such records to Heron. After expiration of the three (3) year retention period, Co-Promoter will either transfer such records to Heron or destroy such records as determined by Heron in its sole discretion. Co-Promoter may retain one (1) copy of such records in a secure location solely for archival purposes.
5.
SELLING TERMS
5.01
Subject to the provisions of this Agreement, the Product promoted by Co-Promoter shall be sold or offered for sale only at prices and upon the terms fixed by Heron. All orders and contracts for the purchase of the Product shall be processed by Heron through its established distribution systems. For the avoidance of doubt, Heron shall book all sales of the Product in the Territory and shall be responsible for the pricing of the Product (including the timing of pricing changes) and any discounting shall be at Heron’s sole discretion. Nothing in this Section 5.01 shall be construed to limit Heron’s ability to set prices for the Product or engage in such pricing strategies as it considers appropriate under the circumstances. Heron shall timely advise Co-Promoter of any Product price changes.
5.02
All orders and contracts for the purchase of the Product will be made through Heron authorized wholesalers and specialty distributors. Heron reserves the right to refuse any business originated by Co-Promoter or its Sub-Promoters in the Territory for any reason which in the judgment of Heron is sufficient grounds for refusal, and Co-Promoter and its Sub-Promoters, as applicable, shall not be entitled to any compensation thereon.
5.03
Co-Promoter shall not acquire Product from Heron. Title to the Product sold by Co-Promoter hereunder shall pass from Heron to the customer (through Heron’s authorized wholesalers and specialty distributors, to the extent applicable) and shall not pass to Co-Promoter.
6.
CONFIDENTIALITY AND NOnCOMPETITION COVENANT
6.01
Heron may, and the Parties expect that it will, provide Proprietary Information (as defined below) to Co-Promoter. Co-Promoter agrees, and will require each of its Sub-Promoters to agree in writing, that it, or such Sub-Promoter, as the case may be, will hold confidential and will not disclose, make known, divulge or communicate Proprietary Information to third parties and will not use Proprietary Information, except in furtherance of and pursuant to this Agreement. The term “Proprietary Information”, as that term is used herein, shall mean all drawings, designs, specifications, technical and manufacturing data, know-how, trade secrets, quality and performance standards, business and financial information (such as, but not limited to, customer lists, pricing strategies of Heron, whether conveyed verbally or in writing, business forecasts, businesses and contractual relationships), any information specifically designated as confidential by Heron at the time of disclosure, or which Co-Promoter knows or should reasonably understand to be proprietary information of Heron, notes, analyses, summaries and other materials prepared by Co-Promoter or any of its Sub-Promoters and their respective personnel, that contain, are based on or derived from, or otherwise reflect, to any degree, any of the foregoing Proprietary Information. Proprietary Information does not include, and the restrictions related thereto shall not apply to, information in the public domain prior to the date of disclosure, as evidenced by competent contemporaneous records. Within ten (10) business days after termination of this Agreement, Co-Promoter shall surrender to Heron or destroy, at Heron’s direction, all Proprietary Information of Heron in the possession of Co-Promoter and its Sub-Promoters.
6.02
Co-Promoter covenants and agrees, and will require each of its Sub-Promoters to covenant and agree in writing, that, during the Term of this Agreement and for [***] following expiration or termination of this Agreement (or in the case of a Sub-Promoter, during the term of Sub-Promoter’s agreement with Co-Promoter and for [***] following expiration or termination of such agreement with Co-Promoter), Co-Promoter or each such Sub-Promoter, as the case may be, will not, within the Territory (or in the case of a Sub-Promoter, within the territory assigned to such Sub-Promoter pursuant to its agreement with Co-Promoter), without the express written consent of Heron: (a) promote, sell or distribute any Competing Product (as defined below) of any other person, corporation or other entity which is in competition with the Product it is representing hereunder or (b) act as a promoter, distributor or agent for any other person, corporation, or other entity with respect to any Competing Product which is in competition with the Product it is representing hereunder. Co-Promoter acknowledges and agrees that the provisions of this Section 6.02 are a key inducement for Heron to enter into this Agreement, and any breach of such provisions by Co-Promoter or any Sub-Promoter would constitute a material breach of this Agreement; provided, however, as stated in Section 2.02 above, Co-Promoter may cure any potential material breach of this Section 6.02 resulting directly from the actions of a Sub-Promoter by either terminating its agreement with such Sub-Promoter within thirty (30) days of receiving notice of such breach from Heron or taking such other action with such Sub-Promoter as is acceptable to Heron to avoid breach or termination of this Agreement; and provided, further, however, any breach of this Section 6.02 relating to the actions of a Sub-Promoter during the twelve (12) month period following the termination of such Sub-Promoter’s agreement with Co-Promoter shall not be deemed a breach of this Agreement if Co-Promoter is complying with its obligations under Section 6.04 below. In addition and notwithstanding any provision in this Agreement to the contrary, in no event shall Co-Promoter be deemed in material breach of this Section 6.02 if Co-Promoter is required pursuant to its relationship with [***] to begin selling any Competing Product in the Territory; however, in such event, each of Co-Promoter and Heron shall have the right to elect to terminate this Agreement pursuant to the provisions of Section 8.02(g) below (in the case of termination by Co-Promoter) or Section 8.02(h) below (in the case of termination by Heron). In addition and notwithstanding any provision in this Agreement to the contrary, in no event shall a Sub-Promoter be deemed in material breach of this Section 6.02 if Sub-Promoter is required pursuant to its Primary Relationship Partner (as defined below) to begin selling any Competing Product within the territory assigned to Sub-Promoter under its agreement with Co-Promoter and Co-Promoter has promptly taken action to terminate such agreement following its receipt of written notice that Sub-Promoter is selling (or will be selling) a Competing Product on behalf of its Primary Relationship Partner. For purposes of this Agreement, the term “Competing Product” means an FDA-approved non-opioid pharmaceutical anesthetic indicated for the same, or substantially the same, uses as the Product. For purposes hereof, the term “Primary Relationship Partner” of a Sub-Promoter means the orthopaedic manufacturer/supplier from which such Sub-Promoter derives at least [***]of its overall business revenue. Finally, and notwithstanding any provision in this Agreement to the contrary, Heron shall have no right to enforce the foregoing restrictive covenants in this Section 6.02 against Co-Promoter, or require Co-Promoter to enforce the same against any Sub-Promoter, with respect to the [***] period following termination of this Agreement unless Co-Promoter has received [***].
6.03
Co-Promoter agrees that any breach of this Article 6 by Co-Promoter or its Sub-Promoters may cause irreparable harm to Heron and that damages would be difficult to calculate and, therefore, specifically agrees that the provisions of this Article 6 may be enforced by injunctive relief and that Heron may seek the same in any court of competent jurisdiction; provided, however, nothing herein shall be construed as prohibiting Heron from also pursuing any other remedies available at law or in equity, including the recovery of damages.
6.04
Co-Promoter agrees that at its sole expense, to use its commercially reasonable efforts to enforce the above-referenced restrictive covenant provisions of its agreements with its Sub-Promoters.
6.05
Co-Promoter hereby acknowledges that it is aware, and agrees that it will advise its Sub-Promoters and Affiliates (as defined below), that Heron is a publicly-traded company and that the United States securities laws prohibit any person who is in possession of material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of Heron or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Co-Promoter further agrees that it will not, and it will cause its Sub-Promoters and Affiliates to not, use any Confidential Information received pursuant to this Agreement in violation of any applicable United States securities laws.
7.
trademarks
7.01
Heron hereby grants to Co-Promoter and each of its Sub-Promoters, a non-exclusive right and nontransferable right and license, without the right to grant sublicenses to any party, to use the trademarks and trade names of Heron (the “Trademarks”) during the

Term of this Agreement in connection with the promotion and advertising of the Product and the solicitation of orders for the Product in the Territory, provided that (a) Co-Promoter submits to Heron for its prior written approval examples of any and all materials, promotional literature, advertising and technical narrative in which any Trademark is used, and (b) the Trademarks shall be used by Co-Promoter in accordance with Heron’s standards, specifications and instructions. Co-Promoter shall acquire no right, title or interest in or to the Trademarks other than the foregoing limited license, and Co-Promoter shall not use any Trademarks, or words, phrases or symbols confusingly similar to any Trademarks, as part of Co-Promoter’s corporate or trade name or permit any third party to do so without the prior written consent of Heron. Co-Promoter agrees that all of its uses of the Trademarks shall inure to the benefit of Heron.
7.02
Co-Promoter shall promptly notify Heron of any use by any third party of the Trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of the Trademarks. Heron reserves the right, in its sole discretion, to institute any proceedings against such third party infringers and Co-Promoter shall refrain from doing so. Co-Promoter agrees to cooperate fully with Heron in any action taken by Heron against such third parties, provided that all expenses of such action shall be borne by Heron and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Heron.
7.03
Upon the termination or expiration of this Agreement, Co-Promoter shall cease and desist, and cause each of its Sub-Promoters to cease and desist, from the use of the Trademarks in any manner, including but not limited to any use in connection with Co-Promoter’s corporate or trade name. In addition, Co-Promoter hereby empowers Heron and agrees to assist Heron, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting Co-Promoter to use the Trademarks.
8.
TERM AND TERMINATION
8.01
The term of this Agreement shall be for an initial period commencing January 1, 2024 and ending December 31, 2028 (the “Initial Period”), and shall automatically renew for successive periods of one (1) year each, unless terminated by either Party pursuant to this Agreement (each additional one (1) year renewal term hereinafter referred to as a “Renewal Period”). Either Party may terminate this Agreement at the expiration of the Initial Period or any Renewal Period, without cause, by giving at least [***] prior written notice of such termination to the other Party. Termination pursuant to this Section 8.01 shall be effective on the date of expiration of the Initial Period or Renewal Period, as the case may be. For purposes of this Agreement, “Term" shall mean the Initial Period together with the Renewal Period(s) (if applicable).
8.02
This Agreement may be terminated at any time during the Term as follows (the effective date of any such termination referred to herein as the “Termination Date”):
(a)
by either Party, in the event of a material breach of this Agreement by the other Party, which breach (if capable of being cured) is not cured within

[***] following the breaching Party’s receipt of written notice of such breach by the non-breaching Party;
(b)
by either Party effective immediately upon written notice if any representation or warranty made herein by the other Party proves to be materially false and/or misleading when made;
(c)
by either Party effective immediately if toxicity or safety findings or side effects of the Product actually causes the discontinuation of the commercialization of the Product;
(d)
by either Party effective immediately upon written notice if the Product is withdrawn from the market for any reason (other than due to any act or omission of the terminating Party or any of its subsidiaries, or any of their respective employees, agents or representatives);
(e)
by either Party effective immediately upon written notice in the event (i) a court of competent jurisdiction enters a decree or order of relief appointing a receiver, liquidator, assignee, trustee or similar official of the other Party or any substantial part of its assets and such decree or order is consented to by the other Party or continues unstayed and in effect for a period of [***], (ii) the other Party files a voluntary petition or acquiesces in or fails to contest an involuntary petition under any bankruptcy, insolvency or similar law, (iii) an insolvency petition is filed against the other Party under any bankruptcy, insolvency or similar law which is not dismissed within [***], or (iv) the other Party makes a general assignment for the benefit of its creditors;
(f)
by either Party, in the event of a Change of Control of Heron, where “Change of Control” as used in this Agreement means (i) a Change in Control as defined in the Plan (as such term is defined in Exhibit B) or (ii) a transaction or series of transactions in which Heron or an Affiliate (as such term in defined in the Plan) of Heron either sells outright its entire right, title and interest in the Product to any third party that is not an Affiliate of Heron or exclusively licenses substantially all of the intellectual property rights associated with the Product to any third party that is not an Affiliate of Heron; provided, however, that any such termination right under this Section 8.02(f) shall be waived if not exercised within [***] after consummation of the Change of Control;
(g)
by Co-Promoter, on [***] notice to Heron if Co-Promoter receives notice from [***] that Co-Promoter will be required to sell on behalf of [***] a Competing Product in the Territory;
(h)
by Heron, immediately on written notice to Co-Promoter, should Co-Promoter commence selling on behalf of [***] any Competing Product in the Territory; or

(i)
upon the mutual written agreement of the Parties.
8.03
In addition to those termination rights set forth in Section 8.02, Heron may terminate this Agreement upon the occurrence of any of the following:
(a)
actual or threatened material regulatory or other action by the FDA or any other Governmental Authority relating to the Product;
(b)
Heron is enjoined, prohibited or restricted from granting Co-Promoter the rights granted to it by Heron hereunder, in any such case, pursuant to a final, non-appealable award, judgment, decree or other order of any court or other Governmental Authority; provided that such injunction, prohibition or restriction does not result from any action or inaction of or caused by Heron or any of its subsidiaries, or any of their respective employees, agents or representatives;
(c)
Co-Promoter is enjoined, prohibited or restricted from promoting the Product in the Territory in accordance with the terms hereof; provided that such injunction, prohibition or restriction does not result from any action or inaction of or caused by Heron or any of its subsidiaries, or any of their respective employees, agents or representatives;
(d)
Written notice of voluntary abandonment of the business by Co-Promoter as determined by a totality of the circumstances;
(e)
Conviction or a plea of guilty or no contest to a felony charge of violating any law relating to Co-Promoter’s business;
(f)
Any act of Co-Promoter which materially impairs the goodwill associated with Heron’s name, trademark, trade name, service mark, logotype, or other commercial symbol;
(g)
Any Change of Control of, or material change in the senior management or ownership of, Co-Promoter, which in the reasonable opinion of Heron materially adversely impacts the performance of Co-Promoter’s obligations hereunder;
(h)
Failure of Co-Promoter to materially comply with Heron’s commercial and compliance policies and procedures, as provided by Heron to Co-Promoter in writing; provided, however, this right of Heron to terminate the Agreement shall only apply if Co-Promoter does not cure such failure within [***] following notice thereof from Heron; or
(i)
Heron fails to realize at least [***] annual growth in Total Units Sold (as defined below) in the Territory during any Measurement Period (as defined below) unless such failure is reasonably attributable to the inability of Heron to provide sufficient quantities of Product to Co-Promoter’s customers in the Territory during the applicable Measurement Period, and Heron sends written notice to Co-Promoter of Heron’s decision to terminate this Agreement pursuant to this Section 8.03(i) no later than [***] following the end of the applicable Measurement Period. For purposes of this Agreement, the term “Total Units Sold” means the aggregate amount of units of the Product sold for use in the Territory during a Measurement Period, a calendar month, or the Trailing Six Month Period, as such term is defined in Exhibit A, as applicable, which amount includes both the 200mg and 400mg configurations of the Product, but for purposes of this calculation the Parties have agreed that the 400mg configuration shall be calculated on an as converted to 200mg basis by doubling the number of 400mg units sold during the applicable Measurement Period. Thus, for example, [***]
8.04
Upon termination of this Agreement all promotional material, sales bulletins, advertising literature and other written information relating to the Product in possession of Co-Promoter and any Sub-Promoter shall at such time be returned to Heron.
8.05
[***].
8.06
Upon the expiration or termination of this Agreement, each Party shall (a) return to the other Party all Proprietary Information of the other Party that is in its possession; (b) Co-Promoter shall cease the promotion of the Product and return all Promotional Materials to Heron; (c) Heron shall pay to Co-Promoter any amounts earned up through the date of termination or expiration; and (d) the mutual rights and obligations of the Parties hereunder shall forthwith terminate; provided however, that the provisions of Sections 2.06, 2.07, 2.08, 2.12, 2.13, 2.15, 3.03, 3.04, Article 6, Section 7.03, and Articles 8, 9, 10 and 11 shall survive any such expiration or termination of this Agreement, and such termination or expiration shall not terminate or otherwise affect any right or obligation accruing hereunder prior to such expiration or termination, or accruing thereafter in respect of any event occurring prior thereto.
9.
REPRESENTATIONS AND WARRANTIES; COVENANTS
9.01
Each Party hereby represents and warrants to the other Party as follows:
9.01.1
Such Party has all requisite corporate or company power and authority to enter into this Agreement and to perform the services contemplated hereunder (including, in the case of Co-Promoter, the promotion of the Product hereunder);
9.01.2
All actions on the part of such Party, the board of directors or managers of such Party and the equity holders or members of such Party necessary for (a) the authorization, execution, delivery and performance by such Party of this Agreement, and (b) the consummation of the transactions contemplated hereby, have been duly taken. This Agreement is legally valid and binding on such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may in the future be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought);
9.01.3
None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by such Party of the terms hereof or thereof, will (with or without notice or passage of time or both): (a) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws, operating agreement or other governing documents of such Party, (b) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have been obtained) under any of the terms, conditions, or provision of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which such Party is a party or by which its assets may be bound, or (c) violate any law or regulation applicable to such Party or any of its assets;
9.01.4
There is no action, suit, proceeding or investigation pending or, to such Party’s knowledge, currently threatened, against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does such Party have knowledge that there is any basis for the foregoing. Such Party is not a Party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby. All consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any Governmental Authority or any other third party required in connection with (a) such Party’s valid execution, delivery or performance of this Agreement and (b) the consummation of any other transaction contemplated on the part of such Party hereby, have been obtained, made or given;
9.01.5
Such Party is not in violation of any law or regulation, which violation could reasonably be expected to affect such Party’s performance of its obligations hereunder, and, without limiting the generality of the foregoing, such Party holds each of the licenses, permits, approvals or authorizations necessary with respect to its current business and operations (and its right and obligations contemplated hereby) in compliance with all laws and regulations, except where the absence thereof does not materially impact the ability of such Party to perform its obligations hereunder; and
9.01.6
Such Party has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

9.02
In addition to those representations and warranties of Co-Promoter set forth above, Co-Promoter further represents, warrants and covenants to Heron as follows:
9.02.1
Co-Promoter has, and will at all times during the Term of this Agreement have, in all material respects, the requisite expertise, experience and skill to promote the Product and that it shall cause the services to be performed hereunder by all affiliates, employees and/or agents or Sub-Promoters of Co-Promoter to be performed, in all material respects, in a competent, efficient and professional manner; and
9.02.2
Neither Co-Promoter nor any person employed or retained by Co-Promoter or any Sub-Promoter in connection with any work to be performed for or on behalf of Heron has been debarred under Section 306(a) or (b) of the Food Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. as it may be amended from time to time and no debarred person will in the future be employed by Co-Promoter or any Sub-Promoter in connection with any work to be performed for or on behalf of Heron. If at any time after execution of this Agreement, Co-Promoter becomes aware that Co-Promoter or any person employed by Co-Promoter or any Sub-Promoter in connection with any work to be performed for or on behalf of Heron becomes or is in the process of being debarred, Co-Promoter shall so notify Heron immediately in writing and immediately take steps to prevent such person from performing any of the services contemplated by this Agreement, it being understood that if appropriate and prompt disciplinary action is taken and there is no material adverse effect on Heron or its operations as a result of such person’s actions, then Co-Promoter shall be deemed to have cured any potential breach of this Agreement caused by such person’s actions.
9.03
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING FITNESS FOR PURPOSE INTENDED OR MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED.
10.
DISPUTES

Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide third party actions or proceedings filed or instituted in an action or proceeding by a third party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules with the arbitration taking place in North Carolina. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of Delaware. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.
GENERAL PROVISIONS
11.01
No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.
11.02
It is expressly recognized by Heron and Co-Promoter that this Agreement is based upon Heron’s reliance on senior management of Co-Promoter and, therefore, Co-Promoter may not assign or transfer this Agreement, or delegate its obligations under this Agreement, without prior written approval of Heron. Any change of control, merger, spin-off or other corporate reorganization of or involving Co-Promoter shall constitute an assignment for purposes of this Section 11.02. Heron may assign its interest in this Agreement to an Affiliate or in connection with a merger or sale of substantially all of its business or that portion of its business pertaining to the subject matter of this Agreement, whether by merger, sale of stock, sale or licensing of assets or otherwise. The term “Affiliate” as used in this Agreement means, with respect to a Party, any other natural person or legal entity, including, without limitation, any business, corporation, company, association, limited liability company, partnership, limited partnership, joint venture, trust or other legal entity (each, a “Person”), that is now, or in the future, directly or indirectly Controlling, Controlled by or under common Control with such Party, where “Control” and derivative terms mean the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of a Party or a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing and except as otherwise stated in Section 2.02, Co-Promoter may engage the services of independent contractors to promote the sale of Product with respect to portions of the Territory, but only after each such independent contractor has been presented to Heron for approval, which approval shall not be unreasonably withheld.
11.03
THIS AGREEMENT, INCLUDING EXHIBITS A, B AND C ATTACHED HERETO AND INCORPORATED HEREIN AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN HERON AND CO-PROMOTER

AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT. CO-PROMOTER ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS, ORAL OR WRITTEN, NOT EXPRESSLY CONTAINED HEREIN.
11.04
No modification of this Agreement shall be binding on either Party unless it is in writing and signed by both Parties. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, it shall be ineffective to the extent of such invalidity, illegality or unenforceability and the remaining provisions of this Agreement shall remain in effect. If the terms and conditions of this Agreement are materially altered as a result of the applicability of this Section 11.04, the Parties shall negotiate such altered terms and conditions so as to achieve the original intent of the Parties to the extent legally permissible.
11.05
No liability shall result from delay in performance or nonperformance caused by extraordinary circumstances beyond the reasonable control of the Party affected, including, but not limited to, acts of God, fire, flood, war, embargo, terrorism, pandemic, any United States government regulation, labor trouble or shortage thereof or inability to obtain material equipment or transport (each, a “Force Majeure Event”). In the event a Party is unable to perform its obligations under this Agreement for more than [***] because of any Force Majeure Event, the other Party may terminate this Agreement, in whole but not in part, upon written notice to such Party. In the event Co-Promoter’s performance hereunder is delayed by a Force Majeure Event, Heron’s compensation obligations under this Agreement shall be suspended until Co-Promoter’s performance resumes, except with respect to fees incurred prior to Co-Promoter’s performance being so delayed by the applicable Force Majeure Event.
11.06
All notices and other communications given or made pursuant to this Agreement by a Party shall be in writing and shall be deemed effectively given upon the earlier of actual receipt by the other Party or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Any notice required pursuant to this Agreement shall be in writing and shall be sent to the other Party as follows:

If to Heron: Heron Therapeutics, Inc.

4242 Campus Point Court

Suite 200

San Diego, CA 92121

Attn: Chief Executive Officer

Email: [***]

With copies to:

Heron Therapeutics, Inc.

4242 Campus Point Court

Suite 200

San Diego, CA 92121

Attn: Chief Financial Officer

Email: [***]

Heron Therapeutics, Inc.

4242 Campus Point Court

Suite 200

San Diego, CA 92121

Attn: Legal Department

Email: [***]

If to Co-Promoter: CrossLink Network, LLC

1880 Beaver Ridge Circle

Norcross, GA 30071

Attn: Thomas Fleetwood, CEO

Email: [***]

With a copy to:

Richard L. Haury, Jr., Esq.

Sr.VP/General Counsel

CrossLink Life Sciences, LLC

1880 Beaver Ridge Circle

Norcross, GA 30071

Email: [***]

or to such other address or person as a Party may hereinafter designate by written notice to the other Party.

11.07
Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement and any ancillary agreements without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure and provide a copy of this Agreement and any ancillary agreements to the extent required by applicable law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the timing of any such disclosure. Notwithstanding the foregoing, either Party may disclose to a third party the existence or terms or any other matter of fact regarding this Agreement and any ancillary agreements and provide a copy of this Agreement and any ancillary agreements without the prior written consent of the other Party: (a) pursuant to, and in accordance with, any existing contractual obligations with such party; or (ii) if such third party is an investor or a prospective investor, purchaser, partner, lender, or other potential financing source, Sub-Promoter or potential Sub-Promoter (or a representative of any of the foregoing) who is obligated to keep such information confidential.
11.08
Except as set forth in Sections 2.12 and 3.03, the Parties do not intend this Agreement to create any third party beneficiaries.
11.09
Neither Heron nor Co-Promoter (which for the purposes of this Article 11 shall include their respective Affiliates, directors, managers, officers, employees, consultants, equity holders, representatives and agents) shall have any liability to the other for any punitive damages, special, consequential or indirect damages, relating to or arising from the loss of commercial or business opportunity, revenue or profit, in connection with or arising out of this Agreement, even if such damages may have been foreseeable; provided that such limitation shall not apply in the case of (a) fraud, (b) gross negligence or intentional misconduct, (c) any damages (including, without limitation, the types enumerated in this Section 11.09) claimed by or paid to a third party in connection with a third party claim, or (d) breach of Articles 6, 7, or 9.
11.10
Each Party shall act in good faith in its performance of this Agreement and shall: (a) not unreasonably delay or withhold the giving of any consent, decision or approval that is either requested or reasonably required by the other Party in order to perform its responsibilities and/or obligations under this Agreement; and (b) do such other acts and things the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
11.11
In performing its obligations under this Agreement, Co-Promoter and its Sub-Promoters, Affiliates, employees and agents (a) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (b) shall comply with all applicable anti-corruption and anti-bribery laws and regulations; provided, however, in no event shall the foregoing language be interpreted to prohibit any actions undertaken by Co-Promoter and its Sub-Promoters, Affiliates, employees and agents that are in compliance with the PhRMA Code. Co-Promoter and its Sub-Promoters, Affiliates, employees, agents, consultants and permitted subcontractors shall not make any payment or provide any gift to a third party in connection with Co-Promoter’s performance of its obligations hereunder except as may be expressly permitted in this Agreement without first identifying the intended third-party recipient to Heron and obtaining Heron’s prior written approval. Co-Promoter shall notify Heron immediately upon becoming aware of any breach of obligations under this Section. Co-Promoter (and any individual(s) provided by Co-Promoter to perform Services hereunder, including Sub-Promoters) shall participate in any anti-corruption training reasonably required by Heron.

11.12
Equal Opportunity Compliance. This contractor and subcontractor shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability or veteran status.
11.13
This Agreement may be executed in any number of counterparts, in the original or by electronic means (including, without limitation, via DocuSign or by exchange of electronic signature pages, including .PDF), each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have hereunto signed this Agreement, effective as of the Effective Date.

HERON THERAPEUTICS, INC.

By: /s/ Craig Collard____________________

Craig Collard, CEO

Date: _January 5, 2024__________________

CROSSLINK NETWORK, LLC

By:_/s/ Thomas Fleetwood______________

Thomas Fleetwood, CEO

Date:_January 5, 2024___________________

EXHIBIT A

[***]

EXHIBIT B

[***]

EXHIBIT C

[***]